Exhibit 99.1

Hello, All.

Appian hasn't said much in public about our win over Pega in last year's espionage trial. Pega, meanwhile, has talked a lot about it, mostly spin about how it's no big deal. ('[Companies] get sued all the time' says their CEO, as if everybody gets caught violating the VA Computer Crimes Act.) I think it's time we laid out the facts.

DETAILS

Pega doesn't come out of this looking good. They misappropriated our trade secrets -- and they did a really clumsy job of it. Some customers and partners already avoid working with Pega. Others may quit when they understand more about what happened.

To help people learn the truth, we've launched a website to explain it: www.appian.com/pega. I encourage you to share this link with anyone who might be interested in the case.

Pega has chosen to bring this case to the court of public opinion. It's our job to educate people on the facts of the matter and refute Pega's claims.

Matt